Exhibit 99.1

FERRELLGAS, L.P. ANNOUNCES add-on offering of 10.000% Senior Secured first lien Notes due 2025

OVERLAND PARK, KS April 13, 2020 /GLOBE NEWSWIRE/ – Ferrellgas, L.P. (the "Company") and its wholly-owned subsidiary Ferrellgas Finance Corp. (together, the "Issuers") announced today that they intend to offer $125 million aggregate principal amount of 10.000% senior secured first lien notes due 2025 (the "Additional Notes") in a private add-on offering (the “Add-on Offering”) to eligible purchasers. The Issuers offered and priced $575 million aggregate principal amount of their 10.000% senior secured first lien notes due 2025 (the “Initial Notes”) on April 8, 2020. The Additional Notes and the Initial Notes will have the same terms, except for the initial issue price, and will be issued and treated as a single class of debt securities, under the same indenture and with the same CUSIP. The Issuers intend to use the net proceeds from the Add-on Offering for general corporate purposes.

The Additional Notes have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Additional Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, the Additional Notes or any other securities, nor shall there be any offer or sale of the Additional Notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding the intention to issue the Additional Notes and to use the offering proceeds as described in this release. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2019, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com